Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS FISCAL 2017 THIRD QUARTER RESULTS

MILWAUKEE, April 20, 2017/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its third fiscal quarter ended April 2, 2017.

•
Fiscal third quarter net sales were $597 million, a decrease of $7 million or 1.1% compared to last year. Strong sales growth in commercial engines and products was offset by a sales decline in small engines due to OEM customers producing closer to the season, as anticipated.

•
Fiscal third quarter gross profit margin of 22.6% increased from GAAP gross profit margin of 21.1% and adjusted gross profit margin of 21.2%, principally on a more favorable product mix, including a higher proportion of commercial engines and commercial products, the positive impact of innovative new engines, and improvements in manufacturing efficiencies.

•	Third quarter net income was $35.8 million, an increase from GAAP net income of $26.8 million and adjusted net income of $34.9 million last year.

•	Third quarter diluted earnings per share were $0.83, an increase from $0.61 (GAAP) and $0.80 (adjusted) last year.

•	Repurchased $2.8 million in shares under the share repurchase program during the quarter.

“Our focus on growing higher margin commercial engines and products has been an important factor in driving our improved profitability over the last few years and we continued to make progress during our fiscal third quarter,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “The hard work over the past several years to reposition our product portfolio and manufacturing footprint in order to place the proper focus on commercial growth of engines, lawn and turf care and job site products is showing results as we have achieved solid growth driven in part by new product introductions. These markets present an attractive opportunity due to their size and anticipated growth rates. We believe that we have the brands, the products and the distribution network to grow our commercial portfolio in excess of the market.” Teske continued, “At the same time, we continue to introduce new, innovative residential products and engines that will help homeowners get the job done. Our engine placement on residential lawnmowers again leads the market and positions us well for improvements across the housing market. As we have indicated throughout this fiscal year, both OEMs and retailers have been cautious in their ordering activity, choosing to produce and take inventory closer to the season. We saw this particularly in the most recently completed quarter. We remain optimistic that the upcoming season will reflect market growth in the U.S. of 1-4% over the course of the mowing season. Together, the base provided by our market-leading residential products combined with the higher margin, higher growth commercial products positions us well for profitable growth.”

Outlook:

Our outlook for fiscal 2017 remains unchanged from previous guidance, except for higher capital expenditures. Capital expenditures are now expected to be $80 million to $90 million compared to previous guidance of $70 million to $80 million.

Summary of fiscal 2017 guidance:

•
Net sales are expected to be in a range of $1.86 billion to $1.90 billion. We continue to expect that the U.S. residential lawn and garden market will improve by 1% to 4% over the course of the season. Customers have taken a more cautious approach to building inventory for the season as we anticipated. It is possible engine sales may shift beyond the fourth quarter of fiscal 2017 depending on the pace with which the season breaks.

•	Net income is expected to be in a range of $57 million to $64 million or $1.31 to $1.46 per diluted share (prior to the impact of any share repurchases).

•	Operating margins are expected to be approximately 5.5% to 5.8%.

•	The effective tax rate is expected to be in a range of 31% to 33%.

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 to access the replay.

Non-GAAP Financial Measures

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washers, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard™, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended March
(In Thousands, except per share data)

	Three Months Ended March		Nine Months Ended March
	FY2017	FY2016	FY2017	FY2016
NET SALES	$596,965	$603,750	$1,311,998	$1,306,587
COST OF GOODS SOLD	462,194	476,075	1,029,299	1,032,398
RESTRUCTURING CHARGES	—	580	—	5,686
Gross Profit	134,771	127,095	282,699	268,503

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	78,279	75,288	223,373	219,980
RESTRUCTURING CHARGES	—	144	—	1,430
GOODWILL IMPAIRMENT	—	7,651	—	7,651
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES (1)	1,079	1,105	7,318	1,105
Income from Operations	57,571	45,117	66,644	40,547

INTEREST EXPENSE	(5,521)	(5,593)	(15,159)	(15,142)
OTHER INCOME	844	511	1,679	4,348
Income before Income Taxes	52,894	40,035	53,164	29,753

PROVISION FOR INCOME TAXES	17,075	13,212	16,242	8,541
Net Income	$35,819	$26,823	$36,922	$21,212

EARNINGS PER SHARE
Basic	$0.83	$0.62	$0.86	$0.48
Diluted	0.83	0.61	0.86	0.48

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,076	42,621	42,217	43,158
Diluted	42,175	42,889	42,271	43,377
(1) Beginning in the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within Income from Operations. Prior to the third quarter of fiscal 2016, equity in earnings from unconsolidated affiliates is classified in Other Income. See Adjusted Segment Information tables for prior year equity in earnings of unconsolidated affiliates amounts.

Supplemental International Sales Information
(In Thousands)

	Three Months Ended March		Nine Months Ended March
	FY2017	FY2016	FY2017	FY2016
International sales based on product shipment destination	$171,565	$160,277	$440,179	$404,493

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of March
(In Thousands)

CURRENT ASSETS:	FY2017	FY2016
Cash and Cash Equivalents	$52,097	$43,716
Accounts Receivable, Net	298,990	279,127
Inventories	413,572	419,537
Deferred Income Tax Asset	45,914	47,902
Prepaid Expenses and Other Current Assets	22,178	29,993
Total Current Assets	832,751	820,275

OTHER ASSETS:
Goodwill	161,823	160,998
Investments	49,535	56,715
Other Intangible Assets, Net	101,847	106,544
Deferred Income Tax Asset	39,093	14,393
Other Long-Term Assets, Net	19,182	15,122
Total Other Assets	371,480	353,772

PLANT AND EQUIPMENT:
At Cost	1,086,778	1,038,994
Less - Accumulated Depreciation	742,240	724,611
Plant and Equipment, Net	344,538	314,383
	$1,548,769	$1,488,430

CURRENT LIABILITIES:
Accounts Payable	$212,974	$212,372
Short-Term Debt	62,300	32,443
Accrued Liabilities	144,023	155,965
Total Current Liabilities	419,297	400,780

OTHER LIABILITIES:
Accrued Pension Cost	297,170	194,542
Accrued Employee Benefits	22,649	22,778
Accrued Postretirement Health Care Obligation	31,126	41,165
Other Long-Term Liabilities	43,320	52,305
Long-Term Debt	221,682	221,221
Total Other Liabilities	615,947	532,011

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	73,269	73,072
Retained Earnings	1,093,323	1,074,959
Accumulated Other Comprehensive Loss	(330,293)	(280,940)
Treasury Stock, at Cost	(323,353)	(312,031)
Total Shareholders' Investment	513,525	555,639
	$1,548,769	$1,488,430

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended March
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2017	FY2016
Net Income	$36,922	$21,212
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and Amortization	42,177	40,579
Stock Compensation Expense	4,560	4,792
Goodwill Impairment	—	7,651
Loss on Disposition of Plant and Equipment	610	454
Provision for Deferred Income Taxes	7,574	3,656
Equity in Earnings of Unconsolidated Affiliates	(7,318)	(4,292)
Dividends Received from Unconsolidated Affiliates	8,186	5,039
Non-Cash Restructuring Charges	—	1,725
Changes in Operating Assets and Liabilities:
Accounts Receivable	(110,978)	(64,488)
Inventories	(27,553)	(41,903)
Other Current Assets	584	1,429
Accounts Payable, Accrued Liabilities and Income Taxes	30,041	25,598
Other, Net	(13,008)	(6,808)
Net Cash Used in Operating Activities	(28,203)	(5,356)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(48,780)	(41,092)
Proceeds Received on Disposition of Plant and Equipment	1,014	997
Cash Paid for Acquisitions, Net of Cash Acquired	—	(3,074)
Cash Paid for Investment in Unconsolidated Affiliates	—	(19,100)
Proceeds on Sale of Investment in Marketable Securities	3,343	—
Other, Net	—	(750)
Net Cash Used in Investing Activities	(44,423)	(63,019)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	62,300	32,443
Repayments on Long-Term Debt	—	(1,851)
Debt Issuance Costs	—	(932)
Treasury Stock Purchases	(17,924)	(33,394)
Payment of Acquisition Contingent Liability	(1,625)	—
Stock Option Exercise Proceeds and Tax Benefits	4,751	11,165
Cash Dividends Paid	(12,028)	(11,885)
Net Cash Provided by (Used in) Financing Activities	35,474	(4,454)

EFFECT OF EXCHANGE RATE CHANGES	(590)	(1,845)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(37,742)	(74,674)
CASH AND CASH EQUIVALENTS, Beginning	89,839	118,390
CASH AND CASH EQUIVALENTS, Ending	$52,097	$43,716

Liquidity and Capital Resources:

Net debt at April 2, 2017 was $233.4 million (total debt, excluding debt issuance costs, of $285.4 million less $52.1 million of cash), or $21.5 million higher than net debt of $211.9 million (total debt, excluding debt issuance costs, of $255.6 million less $43.7 million of cash) at March 27, 2016.

Cash flows used in operating activities for the first nine months of fiscal 2017 were $28.2 million compared to $5.4 million for the same period in fiscal 2016. The increase in cash used in operating activities was primarily related to changes in working capital, including higher accounts receivable due to timing of sales year over year.

During the first nine months of fiscal 2017, the Company repurchased approximately 916,000 shares on the open market at an average price of $19.57 per share. As of April 2, 2017, the Company had remaining authorization to repurchase up to approximately $32 million of common stock with an expiration date of June 29, 2018.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended March		Nine Months Ended March
(In Thousands)	FY2017	FY2016	FY2017	FY2016
Net Sales	$391,063	$415,680	$806,298	$827,770

Gross Profit as Reported	$98,814	$99,371	$191,373	$188,783
Restructuring Charges	—	—	—	464
Adjusted Gross Profit	$98,814	$99,371	$191,373	$189,247

Gross Profit % as Reported	25.3%	23.9%	23.7%	22.8%
Adjusted Gross Profit %	25.3%	23.9%	23.7%	22.9%

Segment Income as Reported	$50,946	$52,166	$57,216	$52,195
Restructuring Charges	—	—	—	1,354
Litigation Charges	—	—	—	2,825
Adjusted Segment Income	$50,946	$52,166	$57,216	$56,374

Segment Income % as Reported	13.0%	12.5%	7.1%	6.3%
Adjusted Segment Income %	13.0%	12.5%	7.1%	6.8%

Third Quarter Highlights

•
Starting in fiscal 2017, we implemented new sales terms for engines shipped to overseas customers, resulting in earlier revenue recognition compared to the terms we used during previous fiscal years. The change in terms caused units sold and net sales to be higher in the first half of the fiscal year compared to the second half. As a result of the change, units sold and net sales were lower in the third quarter of fiscal 2017 by approximately 100,000 units and $10 million, respectively.

•
Using comparable sales terms, engine volumes sold decreased by 5% or approximately 160,000 engines in the third quarter of fiscal 2017. The decrease is due to a more cautious approach by our U.S. customers in building inventory for the season following the delayed start to the season last year. Offsetting the decrease were higher sales of Vanguard commercial engines and higher European engine sales.

•	Gross profit percentage increased due to favorable sales mix including a higher proportion of commercial engine sales and margin lift on new products as well as manufacturing efficiency improvements.

•	Investment in our ERP system upgrade and higher pension expense were the primary drivers for the $0.7 million increase in ESG&A expenses compared to last year.

Products Segment:

	Three Months Ended March		Nine Months Ended March
(In Thousands)	FY2017	FY2016	FY2017	FY2016
Net Sales	$233,510	$220,845	$575,007	$555,883

Gross Profit as Reported	$34,946	$27,527	$91,075	$81,414
Restructuring Charges	—	580	—	5,222
Acquisition Related Charges	—	—	—	250
Adjusted Gross Profit	$34,946	$28,107	$91,075	$86,886

Gross Profit % as Reported	15.0%	12.5%	15.8%	14.6%
Adjusted Gross Profit %	15.0%	12.7%	15.8%	15.6%

Segment Income (Loss) as Reported	$5,614	$(7,246)	$9,177	$(6,767)
Restructuring Charges	—	724	—	5,762
Goodwill Impairment	—	7,651	—	7,651
Acquisition Related Charges	—	—	—	276
Adjusted Segment Income	$5,614	$1,129	$9,177	$6,922

Segment Income (Loss) % as Reported	2.4%	(3.3)%	1.6%	(1.2)%
Adjusted Segment Income %	2.4%	0.5%	1.6%	1.2%

Third Quarter Highlights

•	Net sales increased by $12.7 million, primarily due to higher sales of commercial mowers, turf care equipment and job site equipment.

•
Gross profit percentage increased by 250 basis points. Adjusted gross profit percentage increased 230 basis points, primarily due to manufacturing efficiency improvements and favorable sales mix, which includes higher sales of commercial products.

•	Higher new product promotional expenses and the investment in our ERP system upgrade were the primary drivers for the $2.3 million increase in ESG&A expenses compared to last year.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended March
(In Thousands, except per share data)

	Three Months Ended March
	FY2017 Reported	Adjustments	FY2017 Adjusted	FY2016 Reported	Adjustments(1)	FY2016 Adjusted
Gross Profit
Engines	$98,814	$—	$98,814	$99,371	$—	99,371
Products	34,946	—	34,946	27,527	580	28,107
Inter-Segment Eliminations	1,011	—	1,011	197	—	$197
Total	$134,771	$—	$134,771	$127,095	$580	$127,675
Engineering, Selling, General and Administrative Expenses
Engines	$48,450	$—	$48,450	$47,759	$—	$47,759
Products	29,829	—	29,829	27,529	—	27,529
Total	$78,279	$—	$78,279	$75,288	$—	$75,288
Segment Income (Loss) (2)
Engines	$50,946	$—	$50,946	$52,166	$—	$52,166
Products	5,614	—	5,614	(7,246)	8,375	1,129
Inter-Segment Eliminations	1,011	—	1,011	197	—	197
Total	$57,571	$—	$57,571	$45,117	$8,375	$53,492

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	—	—	—
Income from Operations	$57,571	$—	$57,571	$45,117	$8,375	$53,492

Income before Income Taxes	52,894	—	52,894	40,035	8,375	48,410
Provision for Income Taxes	17,075	—	17,075	13,212	254	13,466
Net Income	$35,819	$—	$35,819	$26,823	$8,121	$34,944

Earnings Per Share
Basic	$0.83	$—	$0.83	$0.62	$0.18	$0.80
Diluted	0.83	—	0.83	0.61	0.19	0.80
(1) For the third quarter of fiscal 2016, includes pre-tax restructuring charges of $724 ($470 after tax) and goodwill impairment charge of $7,651 which is not deductible for income tax purposes.
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Nine Month Periods Ended March
(In Thousands, except per share data)

	Nine Months Ended March
	FY2017 Reported	Adjustments	FY2017 Adjusted	FY2016 Reported	Adjustments(1)	FY2016 Adjusted
Gross Profit
Engines	$191,373	$—	$191,373	$188,783	$464	$189,247
Products	91,075	—	91,075	81,414	5,472	86,886
Inter-Segment Eliminations	251	—	251	(1,694)	—	(1,694)
Total	$282,699	$—	$282,699	$268,503	$5,936	$274,439
Engineering, Selling, General and Administrative Expenses
Engines	$138,610	$—	$138,610	$138,273	$2,825	$135,448
Products	84,763	—	84,763	81,707	26	81,681
Total	$223,373	$—	$223,373	$219,980	$2,851	$217,129
Segment Income (Loss) (2)
Engines	$57,216	$—	$57,216	$52,195	$4,179	$56,374
Products	9,177	—	9,177	(6,767)	13,689	6,922
Inter-Segment Eliminations	251	—	251	(1,694)	—	(1,694)
Total	$66,644	$—	$66,644	$43,734	$17,868	$61,602

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	3,187	—	3,187
Income from Operations	$66,644	$—	$66,644	$40,547	$17,868	$58,415

Income before Income Taxes	53,164	—	53,164	29,753	17,868	47,621
Provision for Income Taxes	16,242	—	16,242	8,541	4,199	12,740
Net Income	$36,922	$—	$36,922	$21,212	$13,669	$34,881

Earnings Per Share
Basic	$0.86	$—	$0.86	$0.48	$0.31	$0.79
Diluted	0.86	—	0.86	0.48	0.31	0.79
(1) For the first nine months of fiscal 2016, includes pre-tax restructuring charges of $7,116 ($4,671 after tax), goodwill impairment charge of $7,651 which is not deductible for income tax purposes, pre-tax acquisition-related charges of $276 ($180 after tax), pre-tax litigation charges of $2,825 ($1,836 after tax), and a tax benefit of $669 for reinstatement of a deferred tax asset related to an investment in marketable securities.
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.